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Exhibit 9
Joint Filing Agreement
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a statement on Schedule 13D (including amendments thereto) with respect to the ordinary shares, par value US$0.04 per share, of China Netcom Group Corporation (Hong Kong) Limited, a corporation organized under the laws of Hong Kong, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
Dated: September 15, 2008

TELEFÓNICA, S.A.
By:	/s/ Maria Luz Medrano Aranguren
	Name:	Maria Luz Medrano Aranguren
	Title:	Group General Vice Counsel

TELEFÓNICA INTERNACIONAL, S.A.U.
By:	/s/ Juan Carlos Ros Brugueras
	Name:	Juan Carlos Ros Brugueras
	Title:	Attorney